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Exhibit 99.4

LETTER TO CLIENTS

To Tender Shares of Common Stock
of
TERRA INDUSTRIES INC.
for
0.4235 Shares of Common Stock of CF Industries Holdings, Inc.
(together with the associated preferred stock purchase rights)
by
COMPOSITE ACQUISITION CORPORATION
a direct wholly-owned subsidiary of
CF INDUSTRIES HOLDINGS, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 15, 2009, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE BUT NOT DURING ANY SUBSEQUENT OFFER PERIOD.

February 23, 2009

To Our Clients:

        Enclosed for your consideration are a Prospectus/Offer to Exchange, dated February 23, 2009, and a related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the "Offer") in connection with the offer by Composite Acquisition Corporation ("Composite"), a Maryland corporation and a direct wholly-owned subsidiary of CF Industries Holdings, Inc. ("CF Holdings"), to exchange each issued and outstanding share of common stock, without par value (the "Terra common stock"), of Terra Industries Inc. ("Terra"), a Maryland corporation, validly tendered and not properly withdrawn in the Offer, for 0.4235 shares of common stock, par value $0.01 per share, of CF Holdings, together with the associated preferred stock purchase rights (the "CF Holdings common stock"), and cash in lieu of any fractional shares of CF Holdings common stock, upon the terms and subject to the conditions of the Offer.

        We (or our nominees) are the holder of record of shares of Terra common stock held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Terra common stock held by us for your account.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares Terra common stock held by us for your account, pursuant to the terms and conditions set forth in the Offer

        Your attention is directed to the following:

  1.
  The consideration for each share of Terra common stock is 0.4235 shares of CF Holdings common stock, plus cash in lieu of any fractional shares of CF Holding common stock, as described in the Prospectus/Offer to Exchange.

  2.
  The Offer is being made for all outstanding shares Terra common stock.

  3.
  The Offer and the withdrawal rights expire at 5:00 p.m., New York City Time, on May 15, 2009, unless extended as described in the Prospectus/Offer to Exchange (as extended, the "Expiration Date").

  4.
  The Offer is conditioned upon, among other things, Terra having entered into a definitive merger agreement with CF Holdings with respect to the second-step merger (as defined in the Prospectus/Offer to Exchange) and there having been validly tendered, and not withdrawn prior to the Expiration Date, a number of shares of Terra common stock that, when added to the shares then owned by CF Holdings, Composite and CF Holdings' other subsidiaries, shall constitute at least a majority of the outstanding shares of Terra common stock on a fully-diluted basis. Other conditions to the Offer are described in the Prospectus/Offer to Exchange. See the section of the Prospectus/Offer to Exchange entitled "The Exchange Offer—Conditions of the Offer."

  5.
  Any stock transfer taxes applicable to the transfer of shares of Terra common stock to Composite pursuant to the Offer will be paid by CF Holdings or Composite, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

        We urge you to read the enclosed Prospectus/Offer to Exchange and Letter of Transmittal regarding the Offer carefully before instructing us to tender your shares of Terra common stock.

        The Offer is being made solely pursuant to the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Terra common stock. Composite is not aware of any jurisdiction where the making of the Offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Composite becomes aware of any jurisdiction in which the making of the Offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with applicable law, Composite will make a good faith effort to comply with such law. If, after such good faith effort, Composite cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares of Terra common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        If you wish to tender any or all of the shares of Terra common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your shares of Terra common stock, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

 Instructions with Respect to the Offer to Exchange
All Outstanding Shares of Common Stock
of
TERRA INDUSTRIES INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated February 23, 2009, and the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the "Offer") in connection with the offer by Composite Acquisition Corporation ("Composite"), a Maryland corporation and a direct wholly-owned subsidiary of CF Industries Holdings, Inc. ("CF Holdings"), to exchange each issued and outstanding share of common stock, without par value (the "Terra common stock"), of Terra Industries Inc. ("Terra"), a Maryland corporation, validly tendered and not properly withdrawn in the Offer, for 0.4235 shares of common stock, par value $0.01 per share, of CF Holdings, together with the associated preferred stock purchase rights (the "CF Holdings common stock"), and cash in lieu of any fractional shares of CF Holdings common stock, upon the terms and subject to the conditions of the Offer.

        This will instruct you to tender the number of shares of Terra common stock indicated below (or, if no number is indicated below, all shares of Terra common stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Dated:

Name(s):

(Please Print)
Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*
Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Terra common stock held by us for your account.

        PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT, COMPOSITE OR CF HOLDINGS.

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  Exhibit 99.4
Instructions with Respect to the Offer to Exchange All Outstanding Shares of Common Stock of TERRA INDUSTRIES INC.